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Exhibit 10.21

Silicon Valley Bank

Amended and Restated
Schedule to Loan and Security Agreement

Borrower:	Sento Corporation
Sento Technical Services Corporation
Address:	808 East Utah Valley Drive
American Fork, UT 84003
Date:	May , 2004

        This Amended and Restated Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower dated April 15, 2003, and amends and restates in its entirety the prior Schedule to Loan and Security Agreement (as previously amended, the "Original Schedule"), effective on the date hereof.

1.	CREDIT LIMIT (Section 1.1):	An amount equal to the sum of 1, 2 and 3 below:

1. Accounts Loans. An amount not to exceed the lesser of: (i) $3,000,000 at any one time outstanding (the "Maximum Credit Limit"); or (ii) 80% (the "Advance Rate") of the amount of Borrower's Eligible Accounts (as defined in Section 8 above).

Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.
plus

2. Term Loan #1. An amount equal to the aggregate unpaid principal balance from time to time outstanding of the Loan ("Term Loan #1") being made concurrently herewith in the original principal amount of $750,000 to refinance Borrower's existing three term loans previously made by Silicon and to replenish Borrower's working capital provided for the purchase by Borrower of new or used domestic Equipment acceptable to Silicon in its good faith business judgment, including computer equipment, office equipment, lab equipment, test equipment and furnishings. To evidence Term Loan #1, Borrower shall deliver to Silicon, at the time of the Term Loan #1 request, all invoices for the Equipment which was previously purchased by the Borrower. The invoices cannot be dated prior to October 1, 2003. Term Loan #1 shall be used only to reimburse the Borrower for previously purchased Equipment and shall not exceed 100% of the invoice amount of such Equipment approved from time to time by Silicon; provided that Borrower may use up to, but not more than, 25% of the amount of Term Loan #1 for (i) the purchase or license of software, (ii) leasehold improvements and (iii) other soft costs, including sales tax, freight and installation expenses. Subject to and upon the terms and conditions of this Agreement, Term Loan #1 will be made in one single disbursement. Term Loan #1 cannot be repaid and reborrowed. Term Loan #1 shall be repaid as provided for herein.
plus

3. Term Loan #2. An amount equal to the aggregate unpaid principal balance from time to time outstanding of the Loans, (collectively, "Term Loan #2") made from time to time by Silicon to Borrower in a total amount not to exceed $1,500,000 for the purchase by Borrower of new or used domestic Equipment acceptable to Silicon in its good faith business judgment, including computer equipment, office equipment, lab equipment, test equipment and furnishings. To evidence each Term Loan #2, Borrower shall deliver to Silicon, at the time of each Term Loan #2 request, an invoice for the Equipment (a) to be purchased or (b) which was previously purchased by the Borrower. The Loan request with respect to any particular Equipment must be made within 90 days of the date such Equipment was purchased. Each Term Loan #2 shall be used only to (a) purchase Equipment or (b) reimburse the Borrower for previously purchased Equipment and shall not exceed 100% of the invoice amount of such Equipment approved from time to time by Silicon; provided that Borrower may use up to, but not more than, 25% of the amount of each Term Loan #2 for (i) the purchase or license of software, (ii) leasehold improvements and (iii) other soft costs, including sales tax, freight and installation expenses. Subject to and upon the terms and conditions of this Agreement, Term Loan #2 shall be available through March 31, 2005 (the "Term Loan #2 Availability End Date"). Term Loan #2 shall be made in disbursements of not less than $100,000 each. Term Loan II cannot be repaid and reborrowed. Term Loan #2 shall be repaid as provided for herein.
As used in this Agreement, "Loans" includes the Accounts Loans, Term Loan #1 and Term Loan #2.

Loans will be made to each Borrower based on the Eligible Accounts of each Borrower, subject to the Maximum Credit Limit set forth above for all Loans to all Borrowers combined.
Letter of Credit Sublimit (Section 1.6):	$500,000; provided that the total Letter of Credit Sublimit and the Foreign Exchange Contract Sublimit shall not, at any time, exceed $500,000 in the aggregate.
Cash Management Services and Reserves:

Borrower may use up to $250,000 of Loans available hereunder for Silicon's Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the "Cash Management Services"). Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower's Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.
Foreign Exchange Contract Sublimit:	$500,000, provided that the total Letter of Credit Sublimit and the Foreign Exchange Contract Sublimit shall not, at any time, exceed $500,000 in the aggregate.

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contracts"); provided that (1) at the time the FX Forward Contract is entered into Borrower has Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above. Silicon shall have the right to withhold, from the Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

2.	INTEREST.
Interest Rate (Section 1.2):
With respect to the Accounts Loans:

A rate equal to the "Prime Rate" in effect from time to time, plus 1.00% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.
With respect to Term Loan #1:

The interest rate shall be a rate equal to % per annum [a fixed rate equal to the yield on United States Treasury Notes with a three year maturity on the date this Agreement is executed plus 4.5% per annum]. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

With respect to Term Loan #2:
A.	From the date hereof through the Term Loan #2 Availability End Date:

The interest rate shall be a rate equal to the Prime Rate (as defined above) in effect from time to time, plus 1.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations pertaining to Term Loan #2 shall change on each date there is a change in the Prime Rate.
B.	After the Term Loan #2 Availability End Date: Either (1) or (2) below, at Borrower's option, to be determined by Borrower on or before March 31, 2005:
(1)
The interest rate shall be a rate equal to the Prime Rate (as defined above) in effect from time to time, plus 1.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations pertaining to Term Loan #2 shall change on each date there is a change in the Prime Rate; or
(2)
The interest rate shall be a fixed rate per annum equal to the yield on United States Treasury Notes with a three year maturity on the date the Borrower chooses this option (2), if ever, plus 4.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.
	Minimum Monthly Interest (Section 1.2):	Not Applicable.

3.	FEES (Section 1.4):
	Loan Fee:	With respect to the Accounts Loans: $45,000 payable as follows: (i) $22,500, payable concurrently herewith and (ii) $22,500, payable on or before June 30, 2005.
With respect to Term Loan #1: $ , payable concurrently herewith.
With respect to Term Loan #2: $15,000, payable concurrently herewith.
Unused Line Fee:
In the event, in any calendar month (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Accounts Loans outstanding during the month is less than the amount of the Maximum Credit Limit, Borrower shall pay Silicon an unused line fee in an amount equal to 0.25% per annum on the difference between the amount of the Maximum Credit Limit and the average daily principal balance of the Accounts Loans outstanding during the month, computed on the basis of a 360-day year, which unused line fee shall be computed and paid monthly, in arrears, on the first day of the following month.

4.	MATURITY DATE (Section 6.1):	Maturity Date: June 30, 2006.

Notwithstanding the foregoing, with respect to Term Loan #1: The outstanding principal balance of Term Loan #1 shall be repaid by Borrower to Silicon in thirty-six (36) equal monthly payments of principal, commencing on June 1, 2004 and continuing on the first day of each subsequent month until the earlier of the following dates: (i) May 1, 2007, or (ii) the date Term Loan #1 has been indefeasibly paid in full, or (iii) the date the Accounts Loans are terminated, or (iv) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms. On the earlier to occur of the foregoing dates, the entire unpaid principal balance of Term Loan #1, plus all accrued and unpaid interest thereon, shall be due and payable. Interest on Term Loan #1 shall be payable monthly as provided in Section 1.2 of this Agreement.

Notwithstanding the foregoing, with respect to Term Loan #2: From the date of each Term Loan #2 through the Term Loan #2 Availability End Date, Borrower shall pay Interest on each Term Loan #2 monthly as provided for in Section 1.2 of this Agreement. Once the Term Loan #2 Availability End Date has expired, the aggregate outstanding principal balance of Term Loan #2 shall be repaid by Borrower to Silicon in thirty-six (36) equal monthly payments of principal, commencing on April 1, 2005 and continuing on the first day of each subsequent month until the earlier of the following dates: (i) March 1, 2008, or (ii) the date Term Loan #2 has been indefeasibly paid in full, or (iii) the date the Accounts Loans are terminated, or (iv) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms. On the earlier to occur of the foregoing dates, the entire unpaid principal balance of Term Loan #2, plus all accrued and unpaid interest thereon, shall be due and payable. Interest on Term Loan #2 shall be payable monthly as provided in Section 1.2 of this Agreement.

5.	Financial Covenants (Section 5.1):	Borrower shall, on a consolidated basis, comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:
	Adjusted Quick Ratio:	Commencing with the month ending March 31, 2004, Borrower shall maintain an Adjusted Quick Ratio of not less than 2.0 to 1.0.

	Minimum Debt Service Coverage Ratio:	Commencing with the month ending March 31, 2004 and each month ending thereafter, Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.50 to 1.0.
	Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

"Adjusted Quick Ratio" shall mean, on any given date, the a ratio of (i) Borrower's Quick Assets to (ii) Borrower's Current Liabilities less deferred revenues plus the then outstanding principal balance of the Accounts Loans.
"Current assets", "current liabilities" and "liabilities" shall have the meaning ascribed thereto by GAAP.

"Debt Service Coverage" shall mean the ratio of (a) Borrower's earnings before Borrower's interest, depreciation and other amortization expenses, all determined in accordance with generally accepted accounting principles, consistently applied, to (b) Borrower's obligations relating to payment of interest and current maturities of principal on Borrower's outstanding long-term indebtedness and capitalized leases, all determined in accordance with generally accepted accounting principles, consistently applied calculated upon the average of such items for the specific month for which the Debt Service Coverage is being calculated and the 2 months immediately preceding such month (for example, the Debt Service Coverage for the month ending May 31, 2004 will be calculated based on the average of Borrower's earnings, interest, depreciation, etc. for the three months of March, April and May 2004. For the month ending June 30, 2004, Debt Service Coverage will be calculated based on the average of Borrower's earnings, interest, depreciation, etc. for the three months of April, May and June 2004).
"Quick Assets" shall mean, on any given date, the Borrower's consolidated, unrestricted cash, cash equivalents and net billed accounts receivable.

6.	REPORTING. (Section 5.3):	Borrower shall provide Silicon with the following:
1.	[Omitted].
2.	Monthly accounts receivable agings, aged by invoice date, within twenty days after the end of each month.
3.	Monthly accounts payable agings, aged by invoice date, within twenty days after the end of each month.

4.	Monthly schedules listing, by Account Debtor, Borrower's deferred revenue accounts and customer deposits, within twenty days after the end of each month.
5.
Monthly Borrowing Base Certificate, in form specified by Silicon, signed by the Borrower's Chief Executive Officer, President, Chief Financial Officer or Controller, within thirty days after the end of each month.
6.	Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.
7.
Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.
8.	Within 5 days of filing, copies of all reports on Form 10-Q and 10-K filed by Borrower with the Securities and Exchange Commission.
9.
Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.
10.
Annual financial statements, as soon as available, and in any event within 90 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated April 15, 2003, previously submitted to Silicon (the "Representations") is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS
(1)
Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, if an Event of Default has occurred and is continuing, at Silicon's request, Borrower shall cause such institution to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon's first-priority security interest in said Deposit Accounts and investment accounts.

(2)
Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon's standard form.
(3)
Warrants. Borrower previously provided Silicon with warrants to purchase shares of stock of Borrower, which shall be retained by Silicon. No additional warrants are being provided pursuant to this Amended Schedule.
(4)
Intercreditor Agreement. Borrower shall cause the Intercreditor Agreement between Wyoming Industrial Development Corporation and Silicon, regarding to continue in full force and effect throughout the term of this Agreement.
(5)	Indebtedness. Borrower shall not create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
(6)	Investments. Borrower shall not directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.
Borrower:		Silicon:
SENTO CORPORATION		SILICON VALLEY BANK
By		By
President or Vice President
By		Title
Secretary or Ass't Secretary
Borrower:
SENTO TECHNICAL SERVICES CORPORATION
By
President or Vice President
By
Secretary or Ass't Secretary

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  Exhibit 10.21